Exhibit 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-76482 and 333-70534) and the Registration Statements on Form S-8 (Nos. 333-102003, 333-90676, 333-45258 and 333-36392) of Paradigm Genetics, Inc. of our report dated January 31, 2003 relating to the financial statements, which appears in this Form 10-K.

/s/    PRICEWATERHOUSECOOPERS LLP

Raleigh, North Carolina

March 27, 2003